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                                                             EXHIBITS 8 AND 23.4


                              September 15, 1997


Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois 60070

Ladies and Gentlemen:

        We have acted as tax counsel to Household International, Inc. in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to registration of shares of common stock of Household International, Inc. to be issued in the proposed merger of a wholly-owned subsidiary of Household International, Inc., Household Auto Corporation, with and into ACC Consumer Finance Corporation ("ACC"). All capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Registration Statement.

        We have examined copies of the following documents: (1) the Registration Statement; (2) the Agreement and Plan of Merger dated as of August 24, 1997, by and among Household International, Inc., Household Auto Corporation, and ACC Consumer Finance Corporation; and (3) such other documents as we have deemed relevant for purposes of the opinion set forth herein.

        In our examination of such documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents
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Household International, Inc.
September 15, 1997
Page 2


submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons.


               Based on and subject to the foregoing, it is our opinion that the Federal income tax treatment of the Merger as a partially tax-free reorganization or as a taxable sale will be determined by the factual variables set forth in the Registration Statement under the heading "The Merger -- Certain Federal Income Tax Consequences," and we hereby confirm that the discussion set forth under that heading constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Merger to shareholders of ACC under current law.

               The foregoing opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date of the Prospectus contained within the Registration Statement.

               This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any government agency or other person or entity, for any other purpose without our express prior written consent.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the heading "Legal Matters" in the Registration Statement.

                                        Sincerely,

                                        WILMER, CUTLER & PICKERING

                                        By:  /s/ Kenneth W. Gideon
                                           ---------------------------------
                                           Kenneth W. Gideon
                                           a partner